Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports Solid Start to 2023

•Net sales remained flat year over year as strong AUP and contribution from Endura acquisition offset softer end-market demand
•Delivered positive operating cash flow of $56 million in part from working capital initiatives
•On schedule to deliver full year benefits from cost actions and restructuring
•Repaid $100 million of debt and deployed $15 million to repurchase shares in Q1

(Tampa, FL, May 8, 2023) - Masonite International Corporation ("Masonite" or the "Company") (NYSE: DOOR) today announced results for the three months ended April 2, 2023.

($ in millions, except per share amounts)	1Q23	1Q22	% Change
Net sales	$726	$726	—%
Net income attributable to Masonite	$38	$68	(43%)
% of net sales	5.3%	9.3%	(400 bps)
Diluted earnings per share	$1.71	$2.89	(41%)
Adjusted EPS*	$1.88	$2.89	(35%)
Adjusted EBITDA*	$106	$125	(15%)
% of net sales	14.6%	17.2%	(260 bps)

“The early benefits from implementation of our 2023 Playbook initiatives allowed us to deliver financial results in Q1 that were ahead of expectations although down year over year given the exceptionally strong first quarter we had in 2022,” said Howard Heckes, President and CEO. “While end-market demand remains soft, trends are generally in line with our full-year planning assumptions. The continued execution of our cost actions, combined with strategic growth investments position us for accelerated margin growth as volumes return. Based on our proactive approach and successful execution by our teams, we remain confident in our ability to deliver on our full year 2023 outlook.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

First Quarter 2023 Discussion
(All references to percent increase or decrease in the discussion below compare current first quarter 2023 results to those realized in the first quarter of 2022 unless otherwise noted.)
Consolidated net sales were $726 million in the first quarter of 2023, or flat year over year, resulting from a 10% increase in average unit price (AUP) and an 8% increase from the Endura acquisition, partially offset by a 16% decrease in volume and a combined 2% decrease from unfavorable foreign exchange and lower component sales.
•North American Residential net sales were $569 million, or flat year over year, driven by an 11% increase from the Endura acquisition and an 8% increase in AUP, partially offset by a 17% decrease in volume and a combined 2% decrease from unfavorable foreign exchange and lower component sales.
•Europe net sales were $64 million, a 21% decrease driven by a 15% decrease in volume, an 8% decrease due to unfavorable foreign exchange and a 2% impact from lower component sales, partially offset by a 4% increase in AUP.
•Architectural net sales were $88 million, a 24% increase driven by a 28% increase in AUP, partially offset by a 2% decrease in volume and a combined 2% decrease from unfavorable foreign exchange and lower component sales.
Total Company gross profit was $170 million in the first quarter of 2023, a decrease of 7%. Gross profit margin decreased 190 basis points to 23.5%, as higher AUP was more than offset by the impacts of inflation, lower volumes, the dilutive effect of the Endura acquisition and targeted investments in strategic initiatives.
Selling, general and administration (SG&A) expenses were $102 million in the first quarter of 2023, an increase of 22% primarily due to incremental SG&A from Endura and higher professional fees to support strategic initiatives as well as the absence of a previous year gain on sale of PP&E. SG&A as a percentage of net sales was 14.0%, a 250 basis point increase compared to the first quarter of 2022.
Net income attributable to Masonite was $38 million in the first quarter of 2023, a decrease of 43% primarily driven by lower gross profit as discussed above, as well as the actions taken as part of our previously announced restructuring plans which were incurred in the first quarter of 2023.
Adjusted EBITDA* of $106 million in the first quarter of 2023 decreased 15% from $125 million in the first quarter of 2022. Diluted earnings per share were $1.71 in the first quarter of 2023, a decrease of 41% compared to $2.89 in the comparable 2022 period. Diluted adjusted earnings per share* were $1.88 in the first quarter of 2023 compared to $2.89 in the comparable 2022 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the first quarter, total available liquidity was $542 million, inclusive of $331 million of availability under our ABL Facility and our AR Sales Program and $211 million in unrestricted cash.
Cash provided by operations was $56 million for the three months ended April 2, 2023, as compared to cash used in operations of $38 million in the prior year period. Capital expenditures were $28 million for the three months ended April 2, 2023, an increase from $19 million in the comparable period of 2022.
During the first quarter, Masonite repurchased approximately 168,523 shares of stock for $15 million, at an average price of $87.33.
Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 9, 2023. The live audio webcast will begin at 9:00 a.m. Eastern Time and can be accessed, together with the presentation, on the Masonite website www.masonite.com.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).
A telephone replay will be available approximately one hour following completion of the call through May 23, 2023. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13737354.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors, door system components and door systems for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2023 outlook, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, labor availability and supply chain and logistics constraints, the impact from foreign exchange on net sales, and the consummation of and expected benefits related to, pending and completed transactions, statements relating to our business and growth strategy and product development efforts. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business from weather and climate change; our ability to successfully consummate and integrate acquisitions; changes in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes, our term loan credit agreement (the "Term Loan Facility") and our asset-based revolving credit facility (the "ABL Facility"); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes, the Term Loan Facility and the ABL Facility; fluctuating foreign exchange and interest rates; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks and data privacy requirements; political, economic and other risks that arise from operating a multinational business; retention of key management personnel; environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations; the scale and scope of public health issues and their impact on our operations, customer demand and supply chain; and our ability to replace our expiring patents and to innovate and keep pace with technological developments. For additional information on identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see Masonite’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income

(loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreements governing the ABL Facility and Term Loan Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
First quarter 2022 net sales	$568.6	$80.5	$71.0	$6.2	$726.2
Acquisitions, net of divestitures	59.8	—	—	—	59.8	8.2%
Volume	(99.4)	(12.4)	(1.2)	—	(113.0)	(15.6%)
Average unit price	46.7	3.0	19.7	1.6	71.1	9.8%
Components	(2.5)	(1.2)	(0.8)	(2.5)	(6.9)	(1.0%)
Foreign exchange	(4.2)	(6.2)	(0.8)	—	(11.2)	(1.5%)
First quarter 2023 net sales	$569.0	$63.7	$87.9	$5.3	$726.0
Year over year change, net sales	0.1%	(20.9%)	23.8%	(14.5%)	—%

First quarter 2022 Adjusted EBITDA	$127.7	$11.8	$(2.9)	$(11.9)	$124.8
First quarter 2023 Adjusted EBITDA	107.9	5.2	5.4	(12.2)	106.2
Year over year change, Adjusted EBITDA	(15.5%)	(56.5%)	nm	nm	(14.9%)

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	April 2, 2023	April 3, 2022
Net sales	$725,984	$726,217
Cost of goods sold	555,493	541,968
Gross profit	170,491	184,249
Gross profit as a % of net sales	23.5%	25.4%

Selling, general and administration expenses	101,705	83,246
Selling, general and administration expenses as a % of net sales	14.0%	11.5%

Restructuring costs (benefit)	3,678	(19)
Operating income	65,108	101,022
Interest expense, net	14,252	10,239
Other expense (income), net	52	(1,415)
Income before income tax expense	50,804	92,198
Income tax expense	11,360	23,477
Net income	39,444	68,721
Less: net income attributable to non-controlling interests	953	1,139
Net income attributable to Masonite	$38,491	$67,582

Basic earnings per common share attributable to Masonite	$1.74	$2.93
Diluted earnings per common share attributable to Masonite	$1.71	$2.89

Shares used in computing basic earnings per share	22,183,068	23,081,474
Shares used in computing diluted earnings per share	22,480,233	23,378,354

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	April 2, 2023	January 1, 2023
Current assets:
Cash and cash equivalents	$210,725	$296,922
Restricted cash	11,587	11,999
Accounts receivable, net	391,559	375,918
Inventories, net	418,581	406,828
Prepaid expenses and other assets	52,280	55,051
Income taxes receivable	18,433	16,922
Total current assets	1,103,165	1,163,640
Property, plant and equipment, net	714,259	652,329
Operating lease right-of-use assets	165,869	160,695
Investment in equity investees	19,924	16,111
Goodwill	257,977	69,868
Intangible assets, net	266,658	136,056
Deferred income taxes	19,156	16,133
Other assets	34,049	33,346
Total assets	$2,581,057	$2,248,178

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$123,768	$111,526
Accrued expenses	193,642	223,046
Income taxes payable	8,329	14,361
Total current liabilities	325,739	348,933
Long-term debt	1,113,880	866,116
Long-term operating lease liabilities	155,993	151,242
Deferred income taxes	128,292	79,590
Other liabilities	76,429	59,515
Total liabilities	1,800,333	1,505,396
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 22,138,282 and 22,155,035 shares issued and outstanding as of April 2, 2023, and January 1, 2023, respectively	529,156	520,003
Additional paid-in capital	218,010	226,514
Retained earnings	155,625	127,826
Accumulated other comprehensive loss	(133,121)	(142,224)
Total equity attributable to Masonite	769,670	732,119
Equity attributable to non-controlling interests	11,054	10,663
Total equity	780,724	742,782
Total liabilities and equity	$2,581,057	$2,248,178

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Three Months Ended
Cash flows from operating activities:	April 2, 2023	April 3, 2022
Net income	$39,444	$68,721
Adjustments to reconcile net income to net cash flow provided by (used in) operating activities:
Depreciation	21,485	17,272
Amortization	7,421	4,612
Share based compensation expense	6,054	4,719
Deferred income taxes	885	7,027
Unrealized foreign exchange (gain) loss	(97)	594
Share of income from equity investees, net of tax	(748)	(1,687)
Pension and post-retirement funding, net of expense	(509)	(114)
Non-cash accruals and interest	1,445	(304)
Loss (gain) on sale of property, plant and equipment	1,038	(2,854)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(5,457)	(64,948)
Inventories	34,024	(58,106)
Prepaid expenses and other assets	(7,730)	(387)
Accounts payable and accrued expenses	(33,223)	(11,294)
Other assets and liabilities	(7,685)	(1,100)
Net cash flow provided by (used in) operating activities	56,347	(37,849)
Cash flows from investing activities:
Additions to property, plant and equipment	(27,827)	(19,095)
Acquisition of businesses, net of cash acquired	(353,618)	—
Proceeds from sale of property, plant and equipment	4	6,393
Proceeds from repayment of note receivable	12,000	—
Other investing activities	(3,511)	(588)
Net cash flow used in investing activities	(372,952)	(13,290)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	250,000	—
Payment of debt issuance costs	(3,628)	—
Proceeds from borrowings on revolving credit facilities	100,000	—
Repayments of borrowings on revolving credit facilities	(100,000)	—
Tax withholding on share based awards	(1,960)	(2,963)
Distributions to non-controlling interests	(554)	(1,385)
Repurchases of common shares	(14,717)	(140,000)
Net cash flow provided by (used in) financing activities	229,141	(144,348)
Net foreign currency translation adjustment on cash	855	(1,394)
Decrease in cash, cash equivalents and restricted cash	(86,609)	(196,881)
Cash, cash equivalents and restricted cash, beginning of period	308,921	391,505
Cash, cash equivalents and restricted cash, at end of period	$222,312	$194,624

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	April 2, 2023	April 3, 2022
Net income attributable to Masonite	$38,491	$67,582

Add: Adjustments to net income attributable to Masonite:
Restructuring costs (benefit)	3,678	(19)
Other items (1)	1,381	—
Income tax impact of adjustments	(1,316)	5
Adjusted net income attributable to Masonite	$42,234	$67,568

Diluted earnings per common share attributable to Masonite ("EPS")	$1.71	$2.89
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.88	$2.89

Shares used in computing EPS and Adjusted EPS	22,480,233	23,378,354
____________
(1) Other items include $1,381 in acquisition and due diligence related costs in the three months ended April 2, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended April 2, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$86,755	$203	$1,465	$(49,932)	$38,491
Plus:
Depreciation	13,232	2,204	2,957	3,092	21,485
Amortization	3,790	2,808	252	571	7,421
Share based compensation expense	—	—	—	6,054	6,054
Loss (gain) on disposal of property, plant and equipment	1,040	(3)	(13)	14	1,038
Restructuring costs	2,380	—	684	614	3,678
Interest expense, net	—	—	—	14,252	14,252
Other (income) expense, net	(28)	(61)	—	141	52
Income tax expense	—	—	—	11,360	11,360
Other items (1)	—	—	5	1,376	1,381
Net income attributable to non-controlling interest	712	—	—	241	953
Adjusted EBITDA	$107,881	$5,151	$5,350	$(12,217)	$106,165

Net sales	$569,039	$63,694	$87,902	$5,349	$725,984
Adjusted EBITDA Margin	19.0%	8.1%	6.1%	nm	14.6%
____________
(1) Other items include $1,381 in acquisition and due diligence related costs in the three months ended April 2, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Three Months Ended April 3, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$117,033	$5,732	$(2,826)	$(52,357)	$67,582
Plus:
Depreciation	9,964	2,341	2,879	2,088	17,272
Amortization	619	3,270	182	541	4,612
Share based compensation expense	—	—	—	4,719	4,719
Loss (gain) on disposal of property, plant and equipment	338	(12)	(3,180)	—	(2,854)
Restructuring (benefit) costs	(91)	6	47	19	(19)
Interest expense, net	—	—	—	10,239	10,239
Other (income) expense, net	(790)	506	—	(1,131)	(1,415)
Income tax expense	—	—	—	23,477	23,477
Net income attributable to non-controlling interest	594	—	—	545	1,139
Adjusted EBITDA	$127,667	$11,843	$(2,898)	$(11,860)	$124,752

Net sales	568,564	80,468	70,989	6,196	726,217
Adjusted EBITDA Margin	22.5%	14.7%	nm	nm	17.2%

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839